Exhibit 14

CODE OF ETHICS

OF

PLATINUM EAGLE ACQUISITION CORP.

(ADOPTED AS OF [ ], 2018)

1.	Introduction

The Board of Directors (the “Board”) of Platinum Eagle Acquisition Corp. has adopted this code of ethics (this “Code”), which is applicable to all directors, officers and employees (to the extent that employees are hired in the future) (each a “person,” as used herein) of the Company (as defined below), to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended or modified by the Board. In this Code, references to the “Company” mean Platinum Eagle Acquisition Corp. and, in appropriate context, the Company’s subsidiaries, if any.

2.	Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

•	Observe all applicable governmental laws, rules and regulations;

•	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

•	Deal fairly with the Company’s customers, suppliers, competitors and employees;

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•	Protect the assets of the Company and ensure their proper use; and

•	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or an appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any supplier or customer;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

3.	Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairperson of the Board (the “Chairperson”) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5.	Reporting and Accountability

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairperson promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

•	Notify the Chairperson promptly of any existing or potential violation of this Code; and

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

•	The Board will take all appropriate action to investigate any breaches reported to it; and

•	Upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

6.	Waivers and Amendments

Any waiver (defined below) or implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Current Report on Form 8-K to report any such waivers or amendments, the Company may provide such information on its website, in the event that it establishes one in the future, and keep such information on the website for at least 12 months and disclose the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7.	Insider Information and Securities Trading

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for share trading purposes or for any purpose unrelated to the Company's business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company shares, options in the Company share or the share of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, our customers, competitors and potential business partners). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home.

8.	Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act (“FCPA”). Directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

9.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the effective date hereof or hereafter are separate requirements and remain in full force and effect.

10.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Board.

-5-